VIA FEDERAL EXPRESS



September 3, 1998



Dr. Nigel John Rulewski, M.B.,B.S.,D.R.C.O.G.,D.C.H.
25 Bird Hill Avenue
Wellesley, MA 02181

Dear Nigel:

It was an absolute pleasure meeting with you to discuss the possibility of you joining Procept, Inc. After receiving Paramount Capital's very positive feedback, I am delighted to offer you the position of Chief Medical Officer and Director reporting to myself. Your individual compensation package, as outlined below, includes a variety of features that reflect our long-standing commitment to provide competitive salaries and benefits to all of our employees, as well as afford you the opportunity to directly participate in the successful growth and future development of the Company:

o You will receive a starting salary of Two Hundred Thousand Dollars ($200,000) per year, to be reviewed each year on the anniversary of your starting date.

o You will also receive a one-time sign-on bonus of 10,000 shares of restricted stock.

o In addition, you may be entitled to a performance bonus of up to Two Hundred Twenty Five Thousand Dollars ($225,000) each year. The maximum amount of the bonus for the first year will be subject to achievement of successful in-licensing or acquisition of at least two Phase III compounds in which you were the primary employee responsible. Phase III is defined as having completed, at a minimum, all Phase II trials as defined by the FDA, and therefore entering the "pivotal trial". A partial bonus would of course be paid for successful in-licensing or acquisition of Phase II compounds, subject to the review of the Board of Directors. In no event shall your bonus be less than $25,000 for your first year of employment. The amount of the bonus in subsequent years will be subject to achievement of agreed upon milestones set at the beginning of each year.

Dr. Nigel John Rulewski, M.B.,B.S.,D.R.C.O.G.,D.C.H.
September 3, 1998
Page 2


o As part of our Employee Incentive Stock Option Program, you will be granted an option to purchase 300,000 shares of Procept Common Stock at $5.00 per share, unless Repricing occurs. In this case the exercise price shall be adjusted downward, upon the occurrence of a Reset Event, as defined in the Subscription Agreement relating to the Company's unit offering which had a final closing in April, 1998. This option represents approximately 3.2% of the fully diluted shares. Provided you are still employed by the Company on such dates, your stock option (300,000 shares) vests annually over a period of 4 years (subject to resale restrictions for a period of up to twelve (12) months following any public offering) at the rate of 75,000 per year, starting from the first day of your employment with Procept.

o In addition to the foregoing stock options, you may be entitled to additional stock options from time-to-time at the discretion of the Board of Directors.

o In the event that you are terminated without cause during your first year of employment, you shall be entitled to receive as severance an amount equal to your base salary for a period of six (6) months, subject to set-off for amounts earned from alternative full-time employment. In the event that you are terminated without cause after your first year of employment, you shall be entitled to receive as severance an amount equal to your base salary for a period of twelve (12) months.

o You may also participate in Procept, Inc.'s extensive employee benefits program, which includes group medical, dental, life insurance up to $200,000, disability insurance, as well as a company sponsored 401k savings and retirement plan.

o  During your term of employment, you shall be entitled to no less than four
   (4) weeks vacation per year.

o Your start date shall be as soon as possible, but not later than January 1, 1999.

As a condition of your employment, you will also be expected to sign an Employee Confidentiality Agreement, which is signed by all employees of Procept, Inc.

I am very impressed with your qualifications and experience, and I am excited about the prospect of having you join us. You will be instrumental in helping us to build Procept into a large, profitable biotechnology development company. If you agree to the terms outlined in this offer letter, please sign and return one copy of this letter to me. This offer will expire if not accepted by the close of business on August 18, 1998.

Please be aware that the foregoing is subject to the approval of the Board of Directors of the Company, and a final review of your references, which we will seek to obtain as soon as practical after the execution of this letter by you.

Dr. Nigel John Rulewski, M.B.,B.S.,D.R.C.O.G.,D.C.H.
September 3, 1998
Page 3



If you have any questions, please feel free to call. We look forward to having you join us at Procept in the near future.

Sincerely yours,


/s/ John F. Dee

John F. Dee
President and CEO

JFD/dac
Enclosures

Agreed to and accepted: /s/ N. J. Rulewski
                        ----------------------------------

Date: September 4th 1998
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